Filed Pursuant to Rule 433
Registration No. 333-233663

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities – Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to an ETF Basket due June 3, 2025

Term Sheet to Pricing Supplement dated May 29, 2020

Summary of Terms		Investment Description

Issuer	Canadian Imperial Bank of Commerce (“CIBC”)

•            Linked to an equally weighted basket comprised of the SPDR® Dow Jones® Industrial AverageSM ETF Trust (50%) and the Invesco QQQTM Trust, Series 1 (50%).

•            Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a Redemption Amount that may be greater than, equal to or less than the principal amount of the securities, depending on the performance of the Basket from the Initial Price to the Final Price.

•            The Redemption Amount will reflect the following terms:

o                If the value of the Basket increases:

You will receive the principal amount plus 117% participation in the upside performance of the Basket

o                If the value of the Basket does not change or decreases by not more than 25%:

You will be repaid the principal amount

o                If the value of the Basket decreases by more than 25%:

You will have 1-to-1 downside exposure to the decrease in the value of the Basket from the Initial Price, and you will lose more than 25%, and possibly all, of the principal amount

•            Investors may lose some or all of the principal amount

•            All payments on the securities are subject to the credit risk of CIBC, and you will have no ability to pursue the shares of the Basket Components or any securities held by the Basket Components for payment; if CIBC defaults on its obligations, you could lose some or all of your investment

•            No periodic interest payments or dividends

•            No exchange listing; designed to be held to maturity

Term	5 years
Reference Asset

An equally weighted basket (the “Basket”) comprised of the SPDR® Dow Jones® Industrial AverageSM ETF Trust (50%) (the “DIA”) and the Invesco QQQTM Trust, Series 1 (50%) (the “QQQ”) (each, a “Basket Component”)

Pricing Date	May 29, 2020
Issue Date	June 3, 2020
Principal Amount	$1,000 per security (100% of par)
Redemption Amount	See “How the Redemption Amount Is Calculated” in this term sheet
Stated Maturity Date	June 3, 2025
Initial Price	100
Final Price	See “How the Final Price Is Calculated” on page 3
Threshold Price	75, which is 75% of the Initial Price
Participation Rate	117%
Final Valuation Date	May 27, 2025
Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission	3.77%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 2.50% and WFA will receive a distribution expense fee of 0.12%
CUSIP / ISIN	13605WYL9 / US13605WYL98

The Issuer’s estimated value of the securities on the Pricing Date is $928.00 per security. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying pricing supplement.

Investing in the securities involves significant risks. See “Selected Risk Considerations” in this term sheet and “Risk Factors” beginning on page PRS-8 of the accompanying pricing supplement, page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This term sheet should be read in conjunction with the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right is based on the Participation Rate of 117% and the Threshold Price equal to 75% of the Initial Price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Final Price and whether you hold your securities to maturity.

 Hypothetical Returns

Hypothetical Final Price	Hypothetical Percentage Change From the Initial Price to the Hypothetical Final Price	Hypothetical Redemption Amount per Security	Hypothetical Pre- Tax Total Rate of Return

200.00	100.00%	$2,170.00	117.00%
175.00	75.00%	$1,877.50	87.75%
150.00	50.00%	$1,585.00	58.50%
125.00	25.00%	$1,292.50	29.25%
120.00	20.00%	$1,234.00	23.40%
110.00	10.00%	$1,117.00	11.70%
105.00	5.00%	$1,058.50	5.85%
100.00(1)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
75.00	-25.00%	$1,000.00	0.00%
74.00	-26.00%	$740.00	-26.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%

 (1) The Initial Price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive on the Stated Maturity Date and the resulting pre-tax rate of return will depend on the actual Final Price.

How the Redemption Amount Is Calculated

The Redemption Amount will be determined as follows:

•     If the Final Price is greater than the Initial Price, the Redemption Amount will be equal to $1,000 plus

•     If the Final Price is less than or equal to the Initial Price, but greater than or equal to the Threshold Price, the Redemption Amount will be equal to $1,000

•     If the Final Price is less than the Threshold Price, the Redemption Amount will be equal to $1,000 minus

In such a case, you will lose more than 25%, and possibly all, of the principal amount of your securities at maturity.

How the Final Price Is Calculated

The Final Price will be calculated based on the weighted returns of the Basket Components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the Component Return of the DIA, and (B) 50% of the Component Return of the QQQ.

The Component Return of a Basket Component will be equal to:

Final Component Price – Initial Component Price

Initial Component Price

where,

•    the “Initial Component Price” is the Fund Closing Price of such Basket Component on the Pricing Date, as set forth below; and

•    the “Final Component Price” will be the Fund Closing Price of such Basket Component on the Final Valuation Date.

The Initial Component Prices of the Basket Components are as follows: DIA ($254.29) and QQQ ($233.36).

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

•                  If The Final Price Is Less Than The Threshold Price, You Will Lose More Than 25%, And Possibly All,  Of The Principal Amount Of Your Securities At Maturity.

•                  No Periodic Interest Will Be Paid On The Securities.

•                  Changes In The Prices Of The Basket Components May Offset Each Other.

•                  The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

•                  Our Estimated Value Of The Securities Is Lower Than The Original Offering Price Of The Securities.

•                  Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

•                  Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

•                  The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•                  The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•                  The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•                  An Investment In The Securities Is Subject To Risks Associated With Investing in Non-U.S. Companies.

•                  Anti-dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.

•                  The Performance Of A Basket Component May Not Correlate With The Performance Of Its Underlying Index As Well As The Net Asset Value Per Share Of Such Basket Component, Especially During Periods Of Market Volatility.

•                  The Stated Maturity Date May Be Postponed If The Final Valuation Date Is Postponed.

•                  We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

•                  Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

o                Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the prices of the Basket Components.

o                Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Basket Components may adversely affect the prices of the Basket Components.

o                Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the prices of the Basket Components.

o                Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the prices of the Basket Components.

o                A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.

•                  The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

•                  There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the principal amount of the securities. CIBC, Wells Fargo Securities and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the underlying supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the underlying supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

4